Exhibit 99.2

Marc Bodin Joins Fuego Entertainment’s Board of Directors

MIAMI, FL, October 30, 2007 -- Fuego Entertainment, Inc. (OTCBB: FUGO) today announced that Marc Bodin has been added to the company’s board of directors. Fuego Entertainment also announces that Felix Danciu has resigned from the company’s board of directors.

“Mr. Bodin brings a wealth of international experience in business administration, investment banking, management consulting, and filmed entertainment. We are proud to have him on board and expect his experiences to continue our company’s progress,” said Hugo Cancio, CEO and Chairman of Fuego Entertainment.

“I feel very pleased and honored having been invited to join Fuego’s board of directors. Fuego has the potential to become a major player in the entertainment industry because it represents everything that people love about the Latin American culture all over the world: enthusiasm, passion and great music. I consider this engagement a unique chance and will be glad to contribute to Fuego’s success in any way I can,” stated Marc Bodin.

Marc Bodin is a senior management consultant in corporate finance and business development with a broad international work experience. He managed projects all over the world, including Latin America for client companies with annual sales of up to EUR 500 million. Prior work experience includes Dun & Bradstreet, Warner Bros. and PricewaterhouseCoopers. He is a graduate from AKAD University of Applied Sciences in Zurich, Switzerland with a degree in business administration. He is fluent in German, English, French and Spanish.

“Mr. Felix Danciu has resigned from the board of directors of Fuego Entertainment to pursue other personal endeavors. We wish him well and hope to work together again one day,” stated Hugo Cancio.

Fuego Entertainment, Inc. is engaged in the production, acquisition, marketing, sales, and distribution of entertainment products. For more information, please visit Fuego Entertainment at http://www.fuegoentertainment.net.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Contact: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net